                                                                   Exhibit 10(q)

                                  CONFIDENTIAL




                          MASTER TRANSACTION AGREEMENT



                                    between



                             HATCH ASSOCIATES, INC.


                                      and


                        KAISER GROUP INTERNATIONAL, INC.




                                  Dated as of
                                  July 6, 2000

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE 1  DEFINITIONS.....................................................    1
             1.1    Definitions............................................    1
ARTICLE 2  SALE AND PURCHASE OF THE ASSETS.................................    2
             2.1    Transferred Assets.....................................    2
             2.2    Excluded Assets........................................    3
             2.3    Assumption of Liabilities..............................    5
             2.4    Excluded Liabilities...................................    6
ARTICLE 3  THE CLOSING.....................................................    7
             3.1    Place and Date.........................................    7
             3.2    Purchase Price.........................................    7
             3.3    Deposit................................................    7
             3.4    Allocation of Purchase Price...........................    7
             3.5    Deliveries.............................................    8
             3.6    Closing Financial Statements...........................    9
             3.7    Consents of Third Parties..............................    9
             3.8    Closing Date Adjustment................................    9
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF KAISER........................   10
             4.1    Organization, Standing, Etc. of Sellers................   10
             4.2    Corporate Authorization; Enforceability................   10
             4.3    Charters and Bylaws; Capitalization of Transferred
                    Subsidiaries...........................................   11
             4.4    Governmental Authorizations and Consents...............   11
             4.5    Financial Statements...................................   11
             4.6    Absence of Certain Changes or Events...................   12
             4.7    Title to Transferred Assets............................   12
             4.8    Transferred Intellectual Property......................   12
             4.9    Assumed Contracts......................................   13
             4.10   Litigation.............................................   14
             4.11   Licenses and Permits...................................   14
             4.12   Environmental Compliance...............................   14
             4.13   Absence of Certain Business Practices..................   15
             4.14   Personnel Matters......................................   15
             4.15   Labor Matters..........................................   16


                                                                             Page
                                                                             ----
             4.16     Seller Benefit Plans.................................   16
             4.16.1   United States........................................   16
             4.16.2   Non-U.S. Employee Benefit Plans......................   18
             4.17     Insurance............................................   19
             4.18     Powers of Attorney...................................   19
             4.19     Brokers..............................................   19
             4.20     Taxes................................................   20
             4.21     Accounts Receivable..................................   20
             4.22     Adequacy of Assets...................................   20
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF BUYER.........................   20
              5.1     Organization and Standing of Buyer...................   21
              5.2     Authorization........................................   21
              5.3     Enforceability.......................................   21
              5.4     Compliance with Other Instruments and Laws...........   21
              5.5     Governmental Authorizations and Consents.............   21
              5.6     Litigation...........................................   21
              5.7     Access...............................................   22
              5.8     Financial Capacity...................................   22
              5.9     Brokers..............................................   22
              5.10    Buyer Awareness......................................   22
ARTICLE 6  COVENANTS RELATING TO PERSONNEL ARRANGEMENTS....................   22
              6.1     Transferee Employees.................................   22
              6.2     Severance Obligations................................   23
              6.3     COBRA Obligations....................................   23
              6.4     Plans, Benefits and Policies.........................   23
              6.5     Foreign Employees....................................   25
              6.6     Bonuses..............................................   25
ARTICLE 7  COVENANTS OF SELLERS............................................   25
              7.1     Conduct of Business..................................   25
              7.2     Use of Business Names by Buyer.......................   27
              7.3     Access...............................................   28
              7.4     Acquisition Proposals................................   28
ARTICLE 8  COVENANTS OF BUYER..............................................   28
              8.1     Investigation........................................   28


                                                                             Page
                                                                             ----
              8.2     Intentionally Omitted................................   28
              8.3     Buyer Cooperation....................................   28
ARTICLE 9  COVENANTS OF BOTH PARTIES.......................................   30
              9.1     Commercially Reasonable Efforts......................   30
              9.2     Other Filings........................................   30
              9.3     Public Announcements.................................   30
              9.4     Consents; Cooperation................................   30
              9.5     Communications with Customers and Suppliers..........   31
              9.6     Liability for Transfer Taxes.........................   31
              9.7     Books and Records....................................   32
              9.8     Tax Matters..........................................   32
              9.8.1   Tax Returns..........................................   32
              9.8.2   Tax Liability........................................   33
              9.8.3   Cooperation..........................................   33
              9.9     Tax Elections........................................   34
              9.10    Confidentiality......................................   34
              9.11    Ancillary Agreements.................................   35
              9.12    Assistance...........................................   35
              9.13    Notice...............................................   35
ARTICLE 10  BUYER PROTECTIONS:  OVERBIDDING PROCEDURES AND
                      BREAK-UP FEES........................................   35
              10.1    Bankruptcy Court Approvals...........................   35
              10.2    Obtaining the Orders.................................   36
              10.3    Overbidding Procedures and Break-Up Fee..............   36
ARTICLE 11  CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE....................   37
              11.1    Accuracy of Representations and Warranties...........   38
              11.2    Performance..........................................   38
              11.3    No Conflict..........................................   38
              11.4    Certificate..........................................   38
              11.5    Bankruptcy Court Approval............................   38
              11.6    Intentionally Omitted................................   38
              11.7    Consents.............................................   38
              11.8    Transfer Documents...................................   39
              11.9    Transaction Documents................................   39
              11.10   Resignations.........................................   39


                                                                             Page
                                                                             ----
             11.11    Corporate Records....................................   39
             11.12    Further Instruments..................................   39
ARTICLE 12  CONDITIONS TO OBLIGATIONS OF KAISER TO CLOSE...................   39
             12.1     Accuracy of Representations and Warranties...........   40
             12.2     Performance..........................................   40
             12.3     No Conflict..........................................   40
             12.4     Certificate..........................................   40
             12.5     Bankruptcy Court Approval............................   40
             12.6     Intentionally Omitted................................   40
             12.7     Consents.............................................   40
             12.8     Assumption Agreement.................................   41
             12.9     Transaction Documents................................   41
             12.10    Further Instruments..................................   41
             12.11    Payment..............................................   41
ARTICLE 13  TERMINATION....................................................   41
             13.1     Right to Terminate Agreement.........................   41
             13.2     Effect of Termination................................   42
             13.3     Buyer's Remedies.....................................   42
             13.4     Sellers' Remedies....................................   42
             13.5     Deposit Interest.....................................   42
ARTICLE 14  MISCELLANEOUS..................................................   42
             14.1     Expiration of Representations, Warranties............   42
                      and Covenants........................................   43
             14.2     Material Adverse Effect..............................   43
             14.3     Disclaimer of Projections, Etc.......................   43
ARTICLE 15  AGREEMENT CONVENTIONS..........................................   43
             15.1     Further Assurances...................................   43
             15.2     Notices..............................................   44
             15.3     Assignment...........................................   45
             15.4     Entire Agreement; Amendment; Governing Law; Etc......   45
             15.5     Consent to Jurisdiction..............................   46
             15.6     Severability.........................................   46
             15.7     Reliance on Counsel and Other Advisors...............   46
             15.8     Exhibits and Schedules...............................   46
             15.9     Rules of Construction................................   46


                                                                             Page
                                                                             ----
             15.10    Counterparts.........................................   47
             15.11    No Third Party Rights................................   47

                                   SCHEDULES

Schedule        Subject Matter
---------       --------------
2.1(a)          Owned Fixed Assets

2.1(b)          Accounts Receivable

2.1(c)          Transferred Intellectual Property

2.1(e)          Assumed Contracts

2.1(f)          Inventory

2.1(m)          Transferred Insurance

2.2(a)          Excluded Intellectual Property

2.2(h)          Excluded Litigation Rights

2.2(q)          Additional Excluded Assets

2.3(e)          Other Assumed Liabilities

2.4             Other Excluded Liabilities

4.3             Capitalization of Transferred Subsidiaries

4.4             Government Authorizations and Consents Required by Sellers

4.5             Exceptions to Financial Statements

4.6             Exceptions to Ordinary Course

4.7             Title to Transferred Assets

4.8(c)          Claims Related to Transferred Intellectual Property

4.9             Material Contracts

4.10            Litigation

4.11            Exceptions to License and Permits

4.12            Environmental Compliance Exceptions

4.14(a)         Employees of the Business

4.14(b)         Disputes between Employees and Sellers

4.14(c)         Employee Policies and Manuals

4.15            Labor Orders and Disputes

4.16.1          Sellers' U.S. Benefit Plans

Schedule        Subject Matter
---------       --------------
4.16.2          Sellers' Non-U.S. Benefit Plans

4.17            Insurance Policies

4.18            Powers of Attorney

4.20            Tax Matters

5.5             Government Authorizations and Consents Required by Buyer

7.1             Covenants of Sellers

11.7            Consents as Conditions to Buyer's Obligations

12.7            Consents as Conditions to Sellers' Obligations

                                    EXHIBITS


A.              Definitions

B.              Kaiser Trademark License Agreement

C.              Transition Services Agreement

                          MASTER TRANSACTION AGREEMENT

     THIS MASTER TRANSACTION AGREEMENT (this "Master Agreement") is entered into as of July 6, 2000, by and between HATCH ASSOCIATES, INC., a Delaware corporation ("Buyer"), and KAISER GROUP INTERNATIONAL, INC., a Delaware corporation ("Kaiser").


                                    RECITALS

     WHEREAS, Kaiser, directly or through various Affiliates (as defined in Exhibit A), including the Sellers (as defined in Exhibit A), is engaged in the Business (as defined in Exhibit A);

     WHEREAS, Buyer wishes to purchase and acquire from Kaiser, and Kaiser wishes to sell, assign and transfer to Buyer, the Transferred Assets (as defined in Section 2.1), including without limitation the capital stock of the Transferred Subsidiaries, and Buyer has agreed to assume the Assumed Liabilities (as defined in Section 2.3), all for the Purchase Price (as defined in Section 3.2), and upon the terms and subject to the conditions, herein set forth;

     WHEREAS, Kaiser expects to implement the transactions contemplated by this Master Agreement through its voluntary bankruptcy case (the "Bankruptcy Case") pursuant to Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

     WHEREAS, the transactions contemplated in this Master Agreement involve a sale, other than in the Ordinary Course of business, of certain of Kaiser's assets and properties out of Kaiser's bankruptcy estate pursuant to Bankruptcy Code Sections 363 and 365;

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Definitions. The definitions set forth in Exhibit A are incorporated herein by reference.

                                   ARTICLE 2


                        SALE AND PURCHASE OF THE ASSETS

     2.1 Transferred Assets. Subject to and upon the terms and conditions set forth in this Master Agreement, at the Closing, Kaiser shall, or shall cause the other Sellers to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, all right, title and interest of each Seller in and to the properties, assets, contracts and rights of the Business (collectively, the "Transferred Assets"). The Transferred Assets (i) include assets owned by the Transferred Subsidiaries which otherwise fit within the meaning of "Transferred Assets" herein, which assets, along with the Transferred Subsidiaries' liabilities, shall be transferred indirectly by transferring the capital stock of the Transferred Subsidiaries and (ii) include without limitation the following:

           (a)   all of the Fixed Assets described on Schedule 2.1(a);

           (b) all accounts receivables of the Business, including those listed on Schedule 2.1(b), whether billed or unbilled, and cash, cash equivalents and similar type investments, such as certificates of deposits, treasury bills and other marketable securities in the Transferred Subsidiaries as of the Closing Date;

           (c) rights in respect of the Transferred Intellectual Property listed on Schedule 2.1(c);

           (d) all equity ownership interests in the Transferred Subsidiaries, which interests are listed on Schedule 4.3, and any wholly-owned Subsidiary of Sellers which Buyer requests to be transferred by Sellers to Buyer not less than seven (7) days prior to Closing (unless any Seller has a business related reason to object to the transfer);

           (e)   all of the Assumed Contracts listed on Schedule 2.1(e);

           (f) all inventories of office and other supplies located at the Transferred Facilities listed on Schedule 2.1(f) or specific to the Business;

           (g) all of the prepaid expenses and security deposits reflected on the Closing Financial Statements that relate to any of the Assumed Contracts;

           (h)   all of the Books and Records;

           (i) to the extent their transfer is permitted by Applicable Law, all Consents and Permits specific to the Transferred Facilities, the Transferred Assets or the Business;

           (j) to the extent transferable, all rights under express or implied warranties from or rights against Sellers' suppliers of goods, services or properties with respect to the Transferred Assets or the Assumed Contracts;

           (k) all rights to causes of action, lawsuits, claims and demands of any nature available to the Sellers to the extent that they relate to the Transferred Assets, the Assumed Liabilities or to the Business, other than
     (i) avoidance actions under the Bankruptcy Code and (ii) causes of action, lawsuits, claims and demands referred to in Section 2.2(h);

           (l) to the extent transferable, all guarantees, warranties, indemnities, bonds, letters of credit and similar arrangements that run in favor of Sellers in connection with the Transferred Assets;

           (m) the insurance policies listed on Schedule 2.1(m) and any coverage that remains available under such existing insurance policies as are maintained by the Sellers after Closing for claims specific to the Transferred Assets or Assumed Liabilities or the Business;

           (n)   the retentions and advances that relate to the Assumed
     Contracts;

           (o) additional assets arising in the Ordinary Course of business between the date hereof and the Closing Date reflected on the Closing Financial Statements; and

           (p) to the extent they exist and are transferable, all rights under confidentiality and invention agreements with the Transferee Employees but only to the extent such agreements are specific to the Business.

     For the avoidance of doubt, in Sections 2.1(f), (i), and (m) where certain categories of Transferred Assets are expressly described as those being specific either to the Business or to any other assets otherwise transferred hereby, the term "Transferred Assets" (i) shall not include properties, assets, contracts and rights of the Business which are not exclusively used in the Business but
(ii) shall include any properties, assets, contracts and rights of the Business identified in the Disclosure Schedule or reflected in the Closing Financial Statements.

     2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 hereof to the contrary, the Transferred Assets do not include any of the following (herein referred to collectively as the "Excluded Assets"):

          (a) except to the extent set forth in the Kaiser Trademark License Agreement (the form of which is attached hereto as Exhibit B) or elsewhere in the Transaction Documents, the names and marks "Kaiser" and "Kaiser Engineers" and any name or mark derived from or including the foregoing, including all corporate symbols or logos incorporating "Kaiser" or "Kaiser Engineers" and the other intellectual property and intellectual property rights described on Schedule 2.2(a) (the "Excluded Intellectual Property");

           (b) the rights in intellectual property, intangible property rights, license agreements and software licenses not within the definition of Transferred Intellectual Property;

           (c) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities, except to the extent provided for in Section 2.1(b) of this Master Agreement with respect to the Transferred Subsidiaries;

           (d) all collateral associated with bonds, letters of credit and similar arrangements that run in favor of others;

           (e) inter-company receivables and payables arising between the Business and the balance of Kaiser's business from the conduct of the Business prior to the Closing Date;

           (f) all books and records relating to or used in the business of Sellers and not specific to the Business;

           (g) all Policies, other than those, if any, listed on Schedule 2.1(m), maintained by the Sellers, and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

           (h) all rights to causes of action, lawsuits, claims and demands listed on Schedule 2.2(h);

           (i) all right, title and interest of the Sellers (other than the Transferred Subsidiaries) in and to and any claims for any refund, credit, rebate or abatement with respect to Taxes of the Business for any period or portion thereof prior to the Closing Date;

           (j) the right to occupy leased premises used by the Business, except to the extent contemplated by the real property leases for the Transferred Facilities, which leases are listed on Schedule 4.9, or by the Transition Services Agreement (the form of which is attached hereto as Exhibit C);

           (k) all assets relating to Seller Benefit Plans, except as specifically provided in Article 6;

           (l) all claims against third parties for Losses suffered in connection with Excluded Assets and Excluded Liabilities;

           (m) the assets that will be utilized by Sellers in providing services to Buyer under the Transition Services Agreement on or after the Closing Date;

           (n) except to the extent provided under the Ancillary Agreements on or after the Closing Date, the services available to the Sellers that are not specific to the Business as conducted prior to the Closing Date;

           (o) except to the extent transferable and specific to the Transferred Assets, the Transferred Facilities or the Business, permits related to the conduct of the Business;

           (p) all contracts and leases rejected pursuant to Section 365 of the Bankruptcy Code by Kaiser prior to the Closing;

           (q) assets relating to Kaiser's headquarters staff and not used primarily in the Business, any direct or indirect interest in, or the business of, Kaiser-Hill Company LLC, and the contract rights (including, without limitation, retention account funds and fees payable to Kaiser or Kaiser Netherlands, B.V.) related to the Nova Hut project, the stock of Kaiser Netherlands, B.V., Kaiser's right to receive the Gramercy incentive fee payable pursuant to Section 3.2, Kaiser's right to receive the fees and payments pursuant to Section 8.3(a) and (b) (Nova Hut and Worsley) and any other additional assets listed on Schedule 2.2(q); and

           (r) all other properties, assets, contracts and rights of the Business which are used in common by the Business and the other businesses of Kaiser and its Subsidiaries (other than the Transferred Subsidiaries and the properties, assets, contracts and rights identified on the Disclosure Schedule or in the Closing Financial Statements) and which are not used primarily in the Business.

For the avoidance of doubt, in Sections 2.2(f), (n) and (o) where certain categories of Excluded Assets are expressly described as those being specific either to the Business or to any other assets otherwise transferred hereby, the term "Excluded Assets" shall (i) include properties, assets, contracts and rights of the Business which are not exclusively used in the Business and (ii) not include any properties, assets, contracts and rights of the Business identified in the Disclosure Schedules or reflected in the Closing Financial Statements.

     2.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due the Liabilities and obligations relating to the Transferred Assets and the Business (other than the Excluded Liabilities) which are described as follows:

           (a) all Liabilities and obligations of the Sellers to be performed from and after the Closing Date under or relating to the Assumed Contracts and the Transferred Facilities, including, without limitation, any guaranty by Kaiser or an Affiliate of Kaiser under an Assumed Contract;

           (b) all Liabilities and obligations relating to or arising out of the conduct of the Business on or after the Closing Date;

           (c) pursuant to the Assumed Contracts, all payments required to be made pursuant to Section 365(b)(i) of the Bankruptcy Code, whether necessary to cure defaults or otherwise allow the assumption and assignment of the Assumed Contracts (the "Cure Obligations");

           (d) all Liabilities and obligations of Sellers to be assumed by Buyer in accordance with the terms of Article 6; and

           (e) all Liabilities reflected on the Closing Financial Statements, or to any extent that such Liabilities were incurred subsequently in a manner permitted under Section 7.1 of the Master Agreement, or otherwise listed on Schedule 2.3(e).

The Liabilities and obligations described in Section 2.3 are collectively referred to as the "Assumed Liabilities." For the avoidance of doubt, all Liabilities and obligations of each of the Transferred Subsidiaries shall remain in that Transferred Subsidiary consistent with the sale of the capital stock of the Transferred Subsidiary.

     2.4 Excluded Liabilities. Except as specifically set forth in Section 2.3 and the Transaction Documents, Buyer shall not assume or in any way be responsible for, and the Sellers shall remain responsible for, the debts, claims, commitments, liabilities and obligations of Sellers (other than those of the Transferred Subsidiaries) and the Business (the "Excluded Liabilities"), including the following:

           (a) except to the extent reflected on the Closing Financial Statements, all Tax liabilities, including penalties and interest, in respect of periods prior to the Closing Date;

           (b) indebtedness for borrowed money relating to the conduct of the Business for all periods prior to the Closing Date, except as reflected on the Closing Financial Statements;

           (c)   Liabilities arising directly out of the Excluded Assets;

           (d) inter-company payables and receivables between the Business and the balance of Sellers' business arising from the conduct of the Business prior to the Closing Date;

           (e) payroll obligations of the Business in respect of periods prior to the Closing Date;

           (f) obligations under any Seller Benefit Plan, except as specifically provided in Section 2.3(d) and Article 6;

           (g)  the Liabilities, if any, listed on Schedule 2.4;

           (h) any action, suit, proceeding, claim or investigation involving any of the Sellers, other than those of the Transferred Subsidiaries; and

           (i)  obligations relating to the Nova Hut project.

For the avoidance of doubt, all of the Liabilities and obligations of each Transferred Subsidiary will remain with that Transferred Subsidiary consistent with the sale of the capital stock of the Transferred Subsidiary.

                                   ARTICLE 3


                                  THE CLOSING

     3.1 Place and Date. The closing of the sale and purchase of the Transferred Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m., local time, not later than the third business day following the satisfaction or waiver of the conditions referred to in Articles 11 and 12 at the offices of Squire, Sanders & Dempsey L.L.P., 1201 Pennsylvania Avenue, N.W., Washington, D.C. or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is sometimes referred to herein as the "Closing Date." Notwithstanding the actual time of Closing on the Closing Date, the Closing shall be deemed to have occurred as of 12:01 a.m., local time, on the day of the Closing.

     3.2 Purchase Price. On the terms and subject to the conditions set forth in this Master Agreement, at Closing, Buyer shall pay to Sellers the sum of U.S. $8,000,000 (the "Purchase Price"), less any cash Deposit, by wire transfer of immediately available funds to an account or accounts designated by Kaiser; provided however, that the Purchase Price shall be subject to adjustment as set
-------- -------
forth in Section 3.8. In addition, after Closing and notwithstanding anything herein to the contrary Buyer shall pay or cause to be paid to Kaiser the first U.S. $1 million of incentive fee payable to Buyer or any Subsidiary or Affiliate of Buyer and not otherwise received by Kaiser or any Sellers (other than a Transferred Subsidiary) under the contract with Kaiser Aluminum and Chemical Corporation relating to the Gramercy project, exclusive of the U.S. $500,000 fee received on or before June 2, 2000, regardless of whether received prior to or following Closing, and Buyer shall enter into a reasonable arrangement with Kaiser Aluminum and Chemical Corporation and Kaiser prior to Closing to implement this provision.

     3.3 Deposit. Within two business days of execution of this Master Agreement, Buyer shall pay to Sellers an amount equal to U.S.$375,000 (the "Deposit") by wire transfer of immediately available funds to an account designated by Kaiser where it shall be held in a segregated interest-bearing escrow account until Closing. In lieu of a Deposit, Buyer may, in its sole discretion, deliver a letter of credit to Kaiser in a form reasonably satisfactory to Kaiser from a commercial bank in the United States in an amount equal to the Deposit. At Closing, any cash Deposit shall be applied and the Purchase Price reduced by such amount.

     3.4   Allocation of Purchase Price.

           (a) The parties shall allocate the aggregate consideration received by Sellers with respect to the Transferred Assets in accordance with
     Section 1060 of the Tax Code (including without limitation the shares of capital stock of the Transferred Subsidiary), as mutually agreed to by the parties pursuant to the procedure described below. Subject to the requirements of any applicable Tax law or election, all such mutually agreed-to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Tax Code or any similar provisions of foreign, state or local law and all relevant Income Tax Returns. Neither Buyer nor Sellers will take any position before any taxing authority or in any judicial proceeding with respect to Income Taxes that is inconsistent with such mutually agreed-to allocations without the prior written consent of the other party, in the consenting party's sole discretion. The parties shall exercise commercially reasonable efforts to support such mutually agreed-to reported allocations in any audit proceedings initiated by any taxing authority; provided, however, that none
                                                    --------  -------
     of Sellers shall have any obligation to pay for an appraisal or in any other way incur unreasonable or extraordinary out-of-pocket expenses.

           (b) Within 10 business days after the Closing Date, Buyer will provide to Kaiser copies of IRS Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the consideration received by Sellers with respect to the Transferred Assets. Within 60 days after the receipt of such statement, Kaiser will propose to Buyer any changes to such statement. If Kaiser shall fail to propose any such changes within such 60-day period, then Kaiser shall be deemed to have accepted such statement.

           (c) If Buyer and Kaiser cannot agree on an allocation of the consideration received by Sellers with respect to the Transferred Assets, then Buyer and Kaiser shall promptly submit such differences to the independent accounting firm, Ernst & Young, and the decision of such accounting firm with respect to the resolution of such differences shall be conclusive and binding on the parties hereto, absent manifest error. The fees and expenses of such accounting firm shall be shared equally by Buyer and Kaiser. Kaiser and Buyer agree that any resolution of this allocation process shall be read into and form part of this Master Agreement.

           (d) Kaiser will use its commercially reasonable efforts to expedite this Section 3.4 process to facilitate the registration of the stock of the Australian Transferred Subsidiaries, including without limitation attempting to reach a resolution with Buyer of this aspect of the allocation issue as soon as practicable after execution and delivery of the Master Agreement and in no event later than the fifteenth day prior to the due date for the filing of the related stamp duty. If the resolution process is not completed by such date through no fault of Buyer, then Buyer shall select an independent arbitrator who shall, upon reviewing the materials presented to him, render a decision, and such decision shall be conclusive and binding absent manifest error.

     3.5 Deliveries. At the Closing, (a) Buyer shall deliver to or as directed by Kaiser the Purchase Price and the agreements, instruments of assumption, certificates and other documents required to be delivered by Buyer pursuant to
Article 12 and (b) Sellers shall deliver to Buyer the agreements, instruments of transfer, certificates and other documents required to be delivered by Sellers pursuant to Article 11.

     3.6 Closing Financial Statements. Not less than seven (7) days prior to the Sale Hearing, Kaiser shall deliver to Buyer an updated set of financial statements similar to the Financial Statements (the "Closing Financial Statements"), prepared as of the most recent available business day prior to its delivery date. The Closing Financial Statements shall be prepared in a manner consistent with the Financial Statements and the terms of this Master Agreement and shall only reflect the Transferred Assets and Assumed Liabilities as of the date reflected thereon on a basis consistent with the Financial Statements, including without limitation the estimate of working capital accounts. The Closing Financial Statements will be derived from a combination of system reports and working capital estimates (including without limitation accounts receivable, work-in-process, accounts payable and cash of Transferred Subsidiaries). Kaiser shall make, and shall cause its Subsidiaries to make, financial personnel, records and information available to Buyer to assist Buyer in confirming the information contained in the Closing Financial Statements. The parties shall discuss the resolution of any open issues promptly with a view to achieving resolution prior to the Sale Hearing. At the time of the Sale Hearing, the calculation of Net Book Value shall be deemed final to the extent that any and all objections are resolved.

     3.7 Consents of Third Parties. Notwithstanding anything to the contrary in this Master Agreement, this Master Agreement shall not constitute an agreement to assign or transfer any Consent from a Governmental Authority, instrument, contract (including Contracts which fit within the definition of the Assumed Contracts), lease, or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, to the extent that such assignment or transfer or an attempt to make such an assignment or transfer cannot be made pursuant to Section 365 of the Bankruptcy Code without the consent or approval of a third party. In the event any such consent or approval is not obtained on or prior to the Closing Date, the applicable Seller shall cooperate with Buyer in any lawful arrangement proposed by Buyer to provide that Buyer shall receive the benefits under any such Consent, instrument, contract, lease or other agreement or arrangement, provided, however, that Buyer shall
                                         --------  -------
undertake to pay, perform, discharge or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Notwithstanding anything to the contrary in this Section 3.7, nothing in this
Section 3.7 shall reduce or otherwise affect the obligation of Sellers to cause the Assumed Contracts to be assumed and assigned to Buyer as required by the other provisions of this Master Agreement.

     3.8   Closing Date Adjustment.

           (a) The Purchase Price will be reduced, dollar for dollar, at the Closing to the extent that the Net Book Value of the Business as identified in the Closing Financial Statements ("Closing Net Book Value") is less than U.S. $6,685,000. The Purchase Price will be increased, dollar for dollar, at the Closing to the extent that the Closing Net Book Value of the Business is more than U.S. $ 6,685,000. Notwithstanding anything herein to the contrary, no Purchase Price adjustment pursuant to Section 3.8 shall be made if the difference between the Net Book Value reflected on the Financial Statements and the Closing Net Book Value is not greater than U.S. $200,000; provided, however, that if the amount exceeds the U.S.
                    --------  -------
     $200,000 amount, then the Purchase Price adjustment called for herein will be made dollar-for-dollar for the entire amount of the difference between Net Book Value reflected on the Financial Statements and the Closing Net Book Value.


                                   ARTICLE 4


                    REPRESENTATIONS AND WARRANTIES OF KAISER

     Except as set forth in the Disclosure Schedule delivered to Buyer contemporaneously herewith (the "Disclosure Schedule"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Master Agreement shall be deemed to have been disclosed with respect to all other sections of this Master Agreement if its relevance to such other sections is reasonably discernable from its disclosure), and subject to the limitations contained in
Section 14.1, as of the date of this Master Agreement, Kaiser makes to Buyer the following representations and warranties.

     4.1 Organization, Standing, Etc. of Sellers. Each Seller is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to carry on the Business as currently conducted by it and to own or lease and to operate the properties of the Business used by it. Each Seller is qualified to do business in each jurisdiction in which the Business is conducted that requires such qualification by such Seller and where the failure to so qualify would have a Material Adverse Effect on the Business. For the purposes of the Transaction Documents, a "Material Adverse Effect on the Business" means any material adverse change in, or material adverse effect on, the assets, liabilities, business or operations of the Transferred Assets or the Business taken as a whole. Each Seller (other than the Transferred Subsidiaries) is currently a debtor-in-possession in the Bankruptcy Case pursuant to the Bankruptcy Code, and retains full authority and power to operate its business and affairs pursuant to sections 1107 and 1108 of the Bankruptcy Code, with no trustee, examiner, facilitator or other officer or agent with similar authority or powers to a trustee, examiner or facilitator having been appointed in such Bankruptcy Case.

     4.2   Corporate Authorization; Enforceability.

           (a) Subject to any required approval by the Bankruptcy Court, the execution, delivery and performance of this Master Agreement and all other documents executed or to be executed pursuant to this Master Agreement by any Seller, and the consummation of the Contemplated Transactions (including without limitation the transfer of the capital stock of the Transferred Subsidiaries) have been duly authorized by all necessary corporate action on the part of each Seller. Subject to any required approval by the Bankruptcy Court, this Master Agreement and the Ancillary Agreements executed or to be executed by a Seller have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of each such Seller.

          (b) Subject to any required approval by the Bankruptcy Court, this Master Agreement and each Ancillary Agreement executed or to be executed by a Seller constitutes, or at the time executed by a Seller will constitute, the valid and legally binding obligation of each Seller, enforceable in accordance with its terms.

     4.3 Charters and Bylaws; Capitalization of Transferred Subsidiaries. Copies of the charters and bylaws and other organizational documents of the Sellers and the Transferred Subsidiaries have been made previously available to Buyer, and each such copy is true, correct and complete. All returns, particulars, filings, notices and other documents required to be delivered by the Australian Transferred Subsidiaries to the Australian Securities and Investments Commission or other government agency, whether federal, state, local or foreign, have been duly delivered, except where the failure to make such delivery would not have a Material Adverse Effect on the Business. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Sellers and the consummation of the Contemplated Transactions (including without limitation the transfer of the capital stock of the Transferred Subsidiaries) will not cause or result in any violation of or default under any provision of the charter or bylaws of any Seller. The minute books, registers and all other books and records of each Transferred Subsidiary (whether or not required to be kept or maintained) comply with legal requirements and are complete and accurate in all respects, except where such noncompliance, inaccuracy or incompleteness would not have a Material Adverse Effect on the Business. Each Seller has complied in all material respects with its charter and by-laws except where such noncompliance would not have a Material Adverse Effect on the Business. Schedule 4.3 sets forth the authorized and outstanding capital stock of the Transferred Subsidiaries, all of which is owned beneficially and of record by one or more of the Sellers or by a nominee whose actions with respect thereto are under the direction of one or more Sellers. Except as set forth on Schedule 4.3, none of Kaiser or any of the Transferred Subsidiaries has any outstanding securities convertible into or exercisable for any shares of capital stock of any Transferred Subsidiary, nor does it have any outstanding rights to subscribe for or to purchase, or any options for the purchase, or any arrangements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against it of any character relating to, any shares of capital stock of any Transferred Subsidiary or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any Transferred Subsidiary.

     4.4  Governmental Authorizations and Consents. Except as set forth on
Schedule 4.4, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any third party are required to be obtained or made by any Seller in connection with the execution, delivery, performance, validity and enforceability of this Master Agreement or any Ancillary Agreement, other than (a) any required Bankruptcy Court approval, and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on the Business.

     4.5 Financial Statements. Kaiser has delivered to Buyer the following financial statements, each as of March 31, 2000 (the "Financial Statements Date"): (a) pro forma statements of the Transferred Assets and Assumed Liabilities, other than those of the Transferred Subsidiaries; (b) balance sheets for the Transferred Subsidiaries; and (c) related statements of revenue and direct expense for the period January 1, 2000 through March 31, 2000 (such statements hereinafter being referred to as the "Financial Statements"). The Financial

Statements have been prepared in accordance with the accounting records and policies of Kaiser and with GAAP, and fairly present in all material respects the Transferred Assets and the Assumed Liabilities of the Business as of the dates thereof, except as agreed to by the parties and attached hereto as
Schedule 4.5.

     4.6 Absence of Certain Changes or Events. Since the Financial Statements Date, each Seller has conducted its operations related to the Business in the Ordinary Course of business except: (i) as set forth on Schedule 4.6, (ii) the filing of the Bankruptcy Case and any actions taken in connection therewith, and
(iii) activities related to the Contemplated Transactions. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of any Transferred Subsidiary. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to any Transferred Subsidiary.

     4.7  Title to Transferred Assets.

          (a) Except as set forth on Schedule 4.7, and except for real and personal property subject to leases or licenses, each Seller has (i) good title to or other valid ownership rights in the Transferred Assets and in the case of leases or licenses, a good and valid leasehold or license interest and (ii) the Transferred Assets are free of all liens, claims or encumbrances. At the Closing, Sellers shall have the right to transfer such title, leasehold interests and license rights to Buyer pursuant to the Contemplated Transactions, free of any liens, claims and encumbrances except as set forth on Schedule 4.7.

          (b) Schedule 2.1(e) sets forth all personal property leases which constitute Assumed Contracts. There exist no defaults by any Seller (except for defaults resulting from the commencement of the Bankruptcy
     Case) or, to Sellers' Knowledge, any default or threatened material default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges of any Seller under an any such personal property lease and which would result in a Material Adverse Effect on the Business. Except as provided on Schedule 2.1(e), the assumption by Buyer of such personal property leases and the consummation of the Contemplated Transactions shall not result in any default under any such lease or impose any penalty on Buyer which default or penalty could reasonably be expected to cause a Material Adverse Effect on the Business.

          (c) This Section 4.7 does not apply to the Transferred Intellectual Property.

     4.8  Transferred Intellectual Property.

          (a) The Sellers own, or are licensed or otherwise possess the right to use, all the Transferred Intellectual Property, and the Transferred Intellectual Property, together with the Excluded Intellectual Property, is all the intellectual property necessary to conduct the Business substantially as currently conducted by the Sellers in all material respects.

          (b) Schedule 2.1(c) includes a list of patents, registered copyrights, registered trademarks, registered trade names and registered service marks, and any pending applications therefor, included in the Transferred Intellectual Property.

          (c) To the Sellers' Knowledge, except as set forth on Schedule 4.8(c), no claims with respect to the Transferred Intellectual Property have been asserted and are pending (i) to the effect that the sale, licensing or use of any of the products or services of the Business infringes any other party's valid copyright, trademark, service mark, trade secret or other intellectual property right, (ii) against the use by any Seller of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs or applications used in the Business as currently conducted, or (iii) challenging the ownership or use by any Seller or any of the Transferred Intellectual Property that any Seller owns or uses or purports to own or use, nor, to Sellers' Knowledge, is there a valid basis for such a claim described in this Section 4.8(c).

          (d) To Sellers' Knowledge, none of the Transferred Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency which would impair the ability of Buyer to utilize the Transferred Intellectual Property or otherwise impair its value in any manner which would result in a Material Adverse Effect on the Business.

     4.9 Assumed Contracts. Kaiser has made available to Buyer a copy or description of all outstanding Assumed Contracts constituting:

          (a) All customer contracts and open purchase orders of the Business with a reasonably expected value in excess of U.S. $200,000 per annum;
          (b) All pending bids for customer contracts with a reasonably expected value in excess of U.S. $200,000 per annum;
          (c) All contracts for the employment of any Person by a Seller specific to the Business and providing for cash compensation equal to or greater than U.S. $50,000 per annum;
          (d)  All collective bargaining agreements specific to the Business;
          (e) All consulting agreements in excess of U.S. $50,000 to which the Sellers are parties in connection with the conduct of the Business;
          (f) All joint venture, teaming and similar arrangements to which the Sellers are parties in connection with the Business, whether incorporated or unincorporated;
          (g) All agreements for the purchase by a Seller of equipment specific to the Business involving outstanding commitments in excess of U.S. $125,000;

          (h) All notes and installment obligations and other instruments and contracts specific to the Business and relating to any borrowing of, or issuance of letters of credit for, an amount in excess of U.S. $125,000 by one or more Sellers;
          (i) All leases of real or personal property involving payments of more than U.S. $125,000 per annum to be assumed by Buyer; and
          (j) All agreements materially limiting the freedom of a Seller to compete in the Business with any Person or other entity or in any geographical area, and any other Contract which is material to the Business.

A list or description of each of the items described above (the "Material Contracts") is set forth on Schedule 4.9. As of the date of this Master Agreement, except as disclosed on Schedule 4.9, all Material Contracts are in full force and effect.

     4.10 Litigation. Except as set forth on Schedules 4.10 and 4.12 and other than the Bankruptcy Case, there are no actions, suits, proceedings or governmental investigations pending against any Seller or, to Sellers' Knowledge, overtly threatened, in any jurisdiction anywhere in the world involving the Business or the Transferred Assets, at law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved on or since March 31, 2000, that would reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date. No Seller is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date. Except for the Bankruptcy Case, no Seller is subject to any winding-up, receivership or other similar proceedings which relate to insolvency.

     4.11 Licenses and Permits. Each Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business as conducted by the Sellers prior to the date hereof (collectively "Permits"), except where the failure to have such Permits could not reasonably be expected to result in a Material Adverse Effect on the Business. Except as set forth on Schedule 4.11, (a) each of said Permits is in full force and effect, (b) the Business is in compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance could not reasonably be expected to result in a Material Adverse Effect on the Business,
(c) to Sellers' Knowledge there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (d) to Sellers' Knowledge no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein. Sellers make no representation or warranty with respect to the transferability of the Permits to Buyer.

     4.12 Environmental Compliance. Except as set forth in Schedule 4.12, to Sellers' Knowledge the conduct of the Business by Sellers and any Transferred Facility owned, leased or operated by any Seller has at all times complied and currently complies in all material respects with all Environmental Laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on the Business. "Environmental Laws" shall mean all applicable U.S. and foreign (including without limitation Australia) federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and other jurisdictions in which the Business is located (including without limitation the Environment Protection (Impact of Proposals) Act 1974, the Hazardous Waste (Regulation of Exports and Imports) Act 1989, the National Environment Protection Council Act 1994, the National Environment Protection Measures (Implementation) Act 1998, the Ozone Protection Act 1989, the Environment Protection and Biodiversity Conservation Act 1999, the Environment Reform (Consequential Provisions) Act 1999, the Environment Protection (Impact of Proposals) Act 1974, the Intergovernmental Agreement on the Environment 1992, and the Occupation Health and Safety Act (Commonwealth, State or Territory)), the U.S. Environmental Protection Agency and all other applicable Governmental Authorities.

     4.13 Absence of Certain Business Practices. To Sellers' Knowledge, no Seller nor any officer, employee or agent of any Seller, or any other Person acting on their behalf, has, directly or indirectly, since the date of formation of such Seller, respectively, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business in connection with the conduct of the Business (a) which subjected or could reasonably be expected to have subjected a Seller to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not given in the past, could reasonably be expected to have had a Material Adverse Effect on the Business, (c) which, if not continued in the future, could reasonably be expected to have a Material Adverse Effect on the Business or subject a Seller to suit or penalty in any private or governmental litigation or proceeding, (d) for any purposes described in Section 162(c) of the Tax Code, or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     4.14 Personnel Matters.

          (a) Sellers have heretofore provided to Buyer a list of all of the employees for which Buyer will be responsible pursuant to Section 2.3(d) and Article 6 (such employees, collectively, "Employees of the Business"), which list is attached hereto as Schedule 4.14(a), and their respective job titles and current salaries or wages.

          (b) Except as set forth on Schedule 4.14(b), to Sellers' Knowledge there are no material employment-related disputes, grievances, or disciplinary actions pending or threatened, by or between any of the Sellers and any Employees of the Business.

          (c) All currently effective personnel policies and manuals of the Sellers are listed on Schedule 4.14(c) and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Buyer.

     4.15 Labor Matters. This Section 4.15 does not extend to the subject matter of Section 4.16. Except as set forth on Schedule 4.15, in relation to the conduct of the Business:

          (a) No Seller is obligated by, or subject to, any order of the U.S. National Labor Relations Board, the Australian Industrial Relations Commission and the Federal Court or other foreign or U.S. labor board or administration, or any unfair labor practice decision.

          (b) No Seller is a party or is subject to any pending or, to Sellers' Knowledge, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. No Seller has received any notice that any labor representation request is pending or is threatened with respect to Employees of the Business.

          (c) Each Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

          (d) To Sellers' Knowledge, no Employees of the Business or former employee of any Seller has any claim against any Seller (whether under Applicable Law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Benefit Arrangement (as such term is defined in Section 4.16.1(a))) for a period other than the current payroll period; or (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year of Sellers or accrued on the Closing Financial Statements.

     4.16 Seller Benefit Plans.

          4.16.1  United States.

          (a) Schedule 4.16.1 lists and identifies (i) each employee pension benefit plan, as defined in Section 3(2) of ERISA (a "Pension Plan"); (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "Welfare Plan"); and (iii) each compensation and employment arrangement, including, but not limited to, any fringe benefit, incentive compensation, stock option, stock purchase, bonus, severance, deferred compensation, and supplemental executive compensation plan or employment agreement (a "Benefit Arrangement"), that is maintained by a Seller for Employees of the Business based in the United States or to which a Seller is obligated to make contributions for their benefit (collectively, the "U.S. Benefit Plans"). Copies of all U.S. Benefit Plans have been provided or made available to Buyer, including, but not limited to (i) each Pension Plan and any related trust agreement (including all amendments to such Pension Plan and trust) and its most recent summary plan description, the most recent determination letter issued by the IRS, and (ii) each Welfare Plan and Benefit Arrangement and any related insurance contracts or other funding arrangement, administrative services agreement and summary plan description and the most recent annual report on Form 5500 required to be filed with the IRS in respect of any Pension Plan, Welfare Plan and Benefit Arrangement. Except for the 1999 and 2000 contributions to the Pension Plans which by law are not yet required to be made, all contributions have been made to the Pension Plans. Except as disclosed on Schedule 4.16.1, no Seller maintains or contributes to any Welfare Plan that provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA.

          (b) Except as disclosed on Schedule 4.16.1, neither any Seller nor any ERISA Affiliate is obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA nor has been obligated to contribute to any multiemployer plan, at any time during the most recent five years, and, to Sellers' Knowledge, for any prior period. As used herein, the term "ERISA Affiliate" shall mean a (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Tax Code) as Kaiser, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Tax Code) with Kaiser, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Tax
     Code) as Kaiser, (iii) any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above, and (iv) any other entity which is required to be aggregated with Kaiser pursuant to the provisions of Section 414(o) of the Tax Code. With respect to any such multiemployer plan, no Seller or ERISA Affiliate had incurred, or is reasonably likely to incur, any withdrawal liability under Title IV of ERISA, nor is any such plan in reorganization.

          (c) No Pension Plan is subject to Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Seller or any ERISA Affiliate with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Kaiser or any ERISA Affiliate. All contributions required to be made by any ERISA Affiliate to any employee benefit plan subject to Section 412 of the Tax Code or Section 302 of ERISA have been timely made. No employee benefit plan subject to Section 412 of the Tax Code sponsored, maintained or contributed to by Kaiser or any ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Tax Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

          (d) Each Pension Plan which is intended to be qualified under Section 401(a) of the Tax Code as currently in effect has been determined by the IRS to be so qualified and each trust related to any such Pension Plan has been determined to be exempt from federal income tax under Section 501(a) of the Tax Code. There have been no prohibited transactions (as described in Section 406 or Section 4975 of the Tax Code) with respect to any Pension Plan for which there is any outstanding liability. No material litigation or administrative or other proceedings involving the U.S. Benefit Plans has occurred which would reasonably be expected to have a Material Adverse Effect on the Business.

          (e) Each U.S. Benefit Plan has been administered in accordance with its terms and Applicable Law except where the failure to be so administered would not have a Material Adverse Effect on the Business.

          4.16.2  Non-U.S. Employee Benefit Plans.

          (a) Except as set forth on Schedule 4.16.2, with respect to all Employees of the Business whose employment is based outside of the United States, none of the Sellers presently maintains, contributes to or has any liability under any material non-U.S. bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, disability, stock option, stock purchase, savings, deferred compensation, severance pay or termination pay, welfare or other employee benefit or fringe benefit plan, program or arrangement, excluding any foreign government sponsored or mandated plan, program or arrangement affecting such employees (including without limitation compulsory superannuation under the Superannuation Guarantee (Administration) Act 1992) ("Government Sponsored or Mandated Plans"). The plans, programs and arrangements set forth on Schedule 4.16.2 are referred to herein as the "Non-U.S. Employee Benefit Plans."

          (b) With respect to each of the Non-U.S. Employee Benefit Plans, Kaiser has made or will, prior to the Closing Date, make available to Buyer copies of:

               (i) The plan documents, including any related trust agreements or insurance contracts, including amendments thereto, or a written summary of the terms and conditions of the plan if there is no written plan document.

               (ii) With respect to any Non-U.S. Employee Benefit Plan maintained primarily for the benefit of employees of a Seller, the most recent actuarial valuations and financial statements, if any.

          (c) The Non-U.S. Employee Benefit Plans and Government Sponsored or Mandated Plans administered by Sellers have been administered and are in material compliance with all material requirements of Applicable Law and the terms of each such plan except where such failure would not have a Material Adverse Effect on the Business; any Non-U.S. Employee Benefit Plan which is intended to be qualified under applicable law or registered or approved by a Governmental Authority has been determined to be so qualified, registered or approved by the appropriate Governmental Authority; and nothing has occurred between the date of the last such determination and the Closing Date to cause the appropriate Governmental Authority to revoke such determination or which would materially adversely affect the continuing qualified, registered or approved status of such Non-U.S. Employee Benefit Plan, except where such revocation or change in status would not have a Material Adverse Effect on the Business.

          (d) All contributions (including premiums) required by law or contract to have been paid or accrued, under or with respect to the Non-U.S. Employee Benefit Plans and Government Sponsored or Mandated Plans to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) will have been paid or accrued prior to the Closing Date except to the extent failure to pay or accrue such contributions would not be reasonably expected to have a Material Adverse Effect on the Business.

          (e) The accrued benefits provided under each Non-U.S. Employee Benefit Plan and Government Sponsored or Mandated Plans providing retirement, severance or similar benefits (to the extent established and formally communicated to employees), determined as of the Closing Date, will not exceed the fair market value as of such date of the assets applicable to such Non-U.S. Employee Benefit Plan or Government Sponsored or Mandated Plan, or the book reserve, balance sheet reserve or other reserve with respect thereto as of the Closing Date. Notwithstanding the foregoing, the only amounts so required to be so funded or reserved shall be the amounts required to be funded, reserved or provided for in conformity with generally accepted accounting principles in the applicable country. For this purpose, "accrued benefits" means the present value of all retirement, severance or similar benefits (as described above) under a plan recognizing salary and service to Closing.

          (f) There are no material pending or, to Sellers' Knowledge, threatened claims (other than routine claims for benefits), investigations, litigation or other enforcement actions against Sellers or any of their officers, directors, employees or agents, with respect to any of the Non-U.S. Employee Benefit Plans, nor is there any other liability with respect to such plans except those incurred in the normal course of operation or those which would not have a Material Adverse Effect on the Business.

          (g) No material improvement in the benefits accrued or provided under the Non-U.S. Employee Benefit Plans will be made on or before the Closing Date.

     4.17 Insurance. Schedule 4.17 contains a list of all material insurance policies maintained by or on behalf of or covering each Seller in connection with the Business (the "Policies"). Each Seller has made available to Buyer copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 4.17, as of the date of the Agreement, the Policies are, to Sellers' Knowledge, in full force and effect, no notices of cancellation or nonrenewal have been received by any Seller with respect thereto, and all premiums due thereon have been paid.

     4.18 Powers of Attorney. Except as set forth on Schedule 4.18, none of the Sellers has given any irrevocable power of attorney (other than such powers of attorney given in the Ordinary Course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any person, firm, or corporation for any purpose whatsoever with respect to the Business.

     4.19 Brokers. With the exception of fees and expenses payable to Raymond James & Associates, Inc. and Jefferies & Co., Inc., which shall be paid by Kaiser, all negotiations relating to this Master Agreement, and the Contemplated Transactions, have been carried on without the participation of any Person acting on behalf of any Seller or such party's Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consulant to any Seller or such party's Affiliates upon consummation of the Contemplated Transactions.

     4.20 Taxes. Except as set forth on Schedule 4.20, with respect to Taxes:

                 (a) Each Seller has properly completed and filed or caused to be filed or shall properly complete and file or cause to be filed, within the time prescribed by law, including extensions, all Tax Returns with respect to the Transferred Assets or Transferred Subsidiaries that are or were required to be filed under federal, state, local or any foreign laws prior to the Closing Date, except where the failure to file such Tax Returns would not have a Material Adverse Effect on the Business.

                 (b) Each Transferred Subsidiary has, within the time and in the manner prescribed by law, paid or caused to be paid (and until the Closing will, within the time and in the manner prescribed by law, pay or cause to be paid) all Taxes due and payable prior to the Closing, except where the failure to pay such Taxes would not have a Material Adverse Effect on the Business.

                 (c) No extensions or waivers of statutes of limitation with respect to any Tax Returns of any Transferred Subsidiary (or its parent if filing a consolidated or combined Tax Return) have been given by or requested from any of the Transferred Subsidiaries (or such parent).

                 (d) None of the Transferred Subsidiaries, or any entity in which a Transferred Subsidiary owns an interest, is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement that will not be terminated on the Closing Date.

     4.21 Accounts Receivable. The accounts receivable of the Business reflected on the Financial Statements, are valid and existing receivables which arose in the Ordinary Course and are collectible substantially in accordance with their terms and at their recorded amounts, subject to a reserve for bad debts as will be set forth in the Closing Financial Statements.

     4.22 Adequacy of Assets. Except as set forth on Schedule 4.22, the Transferred Assets and the services to be provided pursuant to the terms of the Transition Services Agreement are sufficient for the conduct of the Business on the Closing Date in substantially the same manner in which it has been conducted by Sellers since March 31, 2000.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Kaiser as set forth below as of the date of this Master Agreement:

     5.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to enter into this Master Agreement and the Ancillary Agreements, to carry out the Contemplated Transactions and to perform its obligations hereunder. Buyer is a domestic corporation within the meaning of Section 7701 of the Tax Code.

     5.2 Authorization. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Buyer pursuant to this Master Agreement, and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate and other action on the part of Buyer. This Master Agreement and the Ancillary Agreements executed or to be executed by Buyer have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Buyer.

     5.3 Enforceability. This Master Agreement and each Ancillary Agreement constitutes, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     5.4 Compliance with Other Instruments and Laws. The execution, delivery and performance of this Master Agreement and the Ancillary Agreements executed or to be executed by Buyer pursuant to this Master Agreement, and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole, or would materially impair Buyer's ability to consummate the Contemplated Transactions (a "Material Adverse Effect on Buyer").

     5.5  Governmental Authorizations and Consents. Except as set forth on
Schedule 5.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Master Agreement or the other Ancillary Agreements, other than (a) Bankruptcy Court approval, and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Buyer is not currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this
Section 5.5.

     5.6 Litigation. As of the date of this Master Agreement, no action, suit, proceeding or governmental investigation is pending or, to the knowledge of Buyer, threatened, against

Buyer or its properties, at law or in equity or before any Governmental Authority that seeks to question, delay or prevent the consummation of the Contemplated Transactions.

     5.7 Access. Buyer has received and reviewed the Financial Statements and is acquainted with the Business. Buyer has had an opportunity to review the assets, books, records and contracts of the Business made available to it by Sellers, and has been given the opportunity to meet with officers and other representatives of Kaiser for the purpose of investigating and obtaining information regarding the Business operations and its financial and legal affairs.

     5.8 Financial Capacity. Buyer has the financial capacity to consummate the Contemplated Transactions within its existing credit lines as previously disclosed to Kaiser.

     5.9 Brokers. No agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the Contemplated Transactions.

     5.10 Buyer Awareness. As of the date of this Master Agreement, Buyer is not aware of any fact, circumstance or condition which Buyer believes constitutes a material breach of any representation or warranty of Kaiser contained in this Master Agreement, or which could reasonably be expected to have a Material Adverse Effect on the Business.


                                   ARTICLE 6

                  COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

     6.1 Transferee Employees. Effective as of the Closing Date, Sellers shall terminate the employment of the Employees of the Business (including persons hired following the execution and delivery of this Master Agreement pursuant to
Section 7.1), other than the employees of the Transferred Subsidiaries, and Buyer or one of its Subsidiaries shall offer employment to all employees whose employment is so terminated effective as of the time of their termination of employment with Sellers, including all employees who are not actively at work on the Closing Date due to short-term disability, layoff, military service or other authorized leave of absence. In addition, Buyer shall offer employment to all Employees of the Business who on the Closing Date are absent from work due to a long-term disability and who notify Buyer within twelve months of the Closing Date that they have recovered from such long-term disability. All such employees who accept Buyer's offer of employment and all employees of Transferred Subsidiaries shall be referred to herein as "Transferee Employees." Buyer or its Subsidiaries shall hire Transferee Employees other than employees covered by a collective bargaining agreement at levels of direct cash compensation (excluding employee and fringe benefits) not lower than their current level of direct cash compensation with Sellers. Except as otherwise provided herein, Sellers shall be responsible for (by payment or accrual on the Closing Financial Statements) wages, salaries and benefits (including vacations) of employees until they become Transferee Employees.

     6.2 Severance Obligations. Following the Closing Date, full-time and benefit-eligible part-time (i.e., employees whose scheduled work hours are 30 or more per week) Employees of the Business who are not offered employment by Buyer as required in Section 6.1 shall receive severance and accrued vacation benefits, if any, under the Welfare Plan, Benefit Arrangements and Retention Arrangements of Sellers, and Buyer shall reimburse Sellers for the payment of any such amounts which may be due. Notwithstanding anything contained in the prior sentence to the contrary, Buyer shall have no such payment obligations to any Employee of the Business who is in good faith offered employment by Buyer and does not accept such employment, and Sellers will be solely responsible for obligations, if any, for such benefits, including Retention Arrangements, for any Employees of the Business who for any reason do not become Transferee Employees after receiving a good faith offer of employment from Buyer. Buyer shall be solely responsible for the payment of Retention Arrangements to the extent reflected on the Closing Financial Statements. Sellers shall be solely responsible for any obligation for severance pay for Employees of the Business who become Transferee Employees, including severance pay to any Transferee Employee who asserts that either the termination of employment by a Seller and subsequent employment by Buyer or one of its subsidiaries or the transfer of ownership of a Transferred Subsidiary to Buyer constitutes a termination of employment which entitles him to severance pay. In the case of any Transferee Employee whose employment is based in the United States and is terminated by Buyer, Buyer will make severance payments in accordance with Buyer's severance policies. Buyer acknowledges that it has not informed Sellers of any planned or contemplated decisions or actions by Buyer or one of its subsidiaries that would require service of notice under the WARN Act. Buyer agrees that neither it nor any of its subsidiaries will take any action which will cause the notice provision of the WARN Act to become applicable to the Contemplated Transactions.

     6.3 COBRA Obligations. Buyer will be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to Transferee Employees.

     6.4  Plans, Benefits and Policies.

          (a) Except as otherwise provided herein, Buyer and its Subsidiaries will, as of the Closing Date, adopt and provide for Transferee Employees whose employment is based in the United States employment and benefit plans and programs (including, to the extent applicable, profit sharing and retirement plans, medical and severance benefits) on terms and conditions consistent with Buyer's employment and benefit plans and programs maintained for similarly situated employees of Buyer.

          (b) Buyer and its Subsidiaries will credit Transferee Employees with service with Sellers (and predecessors of Sellers) for purposes of (i) vesting for and eligibility to participate in any Pension Plan, but not for purposes of benefit accruals; (ii) any waiting periods, eligibility or pre-existing condition limitations for any Welfare Plan; and (iii) eligibility and benefit computation for vacation and severance pay plans; provided,
                                                                   --------
     however, that with respect to vacation plans for the remainder of calendar
     -------
     year 2000 only, Buyer shall maintain vacation plans equivalent to, and in lieu of, Sellers' vacation plans covering the Transferee Employees immediately prior to the Closing Date (offset by vacation time used under Sellers' vacation plans as of the Closing Date). Buyer shall credit Transferee Employees with any amounts paid prior to the Closing Date under any Welfare Plan that is a health plan toward the satisfaction of deductible amounts and copayment minimums under the Buyer's corresponding welfare benefit plans.

          (c) Sellers shall take all necessary actions to vest all Transferee Employees in their benefits under any Pension Plan maintained by a Seller (other than the Transferred Subsidiaries) as of the Closing Date. Sellers have not made contributions to their Pension Plans with respect to the years 1999 and 2000.

          (d) Sellers shall not take any action that will cause Buyer to be or become a successor corporation with respect to any Pension Plan maintained by a Seller as of the Closing Date.

          (e) Sellers shall take all necessary actions to cause a distributable event under Section 401(k)(10) of the Tax Code with respect to Employees of the Business who participate in a Pension Plan of the Sellers that permits contributions under Section 401(k) of the Tax Code.

          (f) Except as otherwise provided herein, as of the Closing Date all Transferee Employees whose employment is based in the United States shall cease participation in Benefit Plans of Sellers.

          (g) Sellers and/or the applicable U.S. Benefit Plans or other employee benefit programs sponsored or administered by Sellers shall be responsible for benefits accrued or claims incurred prior to the Closing (including expenses incurred post-Closing on a claim incurred prior to Closing) with respect to Transferee Employees and their eligible dependents in accordance with the provisions of the applicable Seller's employee benefit program with respect to: (i) disability benefits, both long-term and short-term, for disabilities that commenced before the Closing Date; (ii) benefits for confinements covered under Seller's medical plans that commenced before the Closing Date; (iii) health care benefits for services rendered or materials received under Seller's medical plans before the Closing Date; and (iv) worker's compensation benefits for disabilities resulting from an accident or occurrence while employed by Seller or a Subsidiary of Seller or a predecessor thereof which occurred prior to the Closing Date.

          (h) After Closing, Buyer and Sellers will cooperate with each other and provide each other such information as is required concerning Transferee Employees in order to determine whether a Transferee Employee is entitled to compensation from either party or benefits under any plan, program or arrangement sponsored or maintained by either party.

          (i) No provision in this Article 6 or Section 2.3(d) shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Buyer, Kaiser, any Seller or any of their Affiliates.

     6.5 Foreign Employees. As of the Closing Date, Buyer shall cause the Transferred Subsidiaries to continue to provide the Non-U.S. Employee Benefit Plans for Transferee Employees whose employment is based outside the U.S., subject to the right of Buyer and its Subsidiaries to amend or terminate such benefit plans on a basis consistent with the terms and conditions of Buyer's employment and benefit plans from time to time.

     6.6 Bonuses. Sellers and Buyer agree that U.S. based Employees of the Business who become Transferee Employees shall participate in Buyer's applicable bonus programs as of the Closing Date. Buyer shall be liable for bonuses accruing prior to the Closing Date to the extent of the aggregate accrual amount identified on the Closing Financial Statements. Kaiser shall schedule such bonus accrual on the Closing Financial Statements, identifying each employee entitled to a bonus and the bonus accrual for such employee.


                                   ARTICLE 7

                             COVENANTS OF SELLERS

     7.1  Conduct of Business.

          (a) Except as set forth on Schedule 7.1 or as may be otherwise expressly permitted by this Master Agreement or with the prior written consent of Buyer, and subject to any order of the Bankruptcy Court which shall take precedence over any provision of this Master Agreement, from the date hereof and prior to the Closing, Kaiser will, and will cause each Seller to: (i) operate the Business only in the Ordinary Course; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to the Business; and (iv) use commercially reasonable efforts to preserve each Seller's relationships with its suppliers, customers, licensors and licensees and others having business dealings with any Seller relating to the Business.

          (b) Without limiting the generality of Section 7.1(a), and except as may be otherwise expressly permitted by this Master Agreement or ordered by the Bankruptcy Court or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, from the date hereof through the Closing, Kaiser shall not permit any Seller, with respect to the Business, to:

              (i) enter into any material transaction in connection with the Business outside the Ordinary Course.

              (ii) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Master Agreement;

              (iii) sell, lease, transfer, mortgage or assign any of the Transferred Assets, tangible or intangible, other than in the Ordinary Course;

              (iv) cancel, compromise, knowingly waive or lease any material right or claim (or series of related rights and claims) under Material Contracts, outside the Ordinary Course;

              (v) make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee of the Business, other than the increases and payments in the Ordinary Course in compensation payable to Employees of the Business and any Retention Arrangements;

              (vi) except for the elimination of intercompany transactions contemplated by this Master Agreement, cause or permit any Transferred Subsidiary to declare, pay or distribute any dividend, bonus or other distribution of profits, or any return or distribution of capital, to its shareholders and will return or caused to be returned any such payment or distribution to such Transferred Subsidiary;

              (vii) terminate any Employee of the Business whose annual cash compensation exceeds U.S. $75,000;

              (viii) induce any of the Employees of the Business to leave the employ of Sellers;

              (ix) hire any Employee of the Business with annual cash compensation exceeding U.S. $75,000; and

              (x)    agree to do any of the foregoing.

          (c) In the event that any of Sellers wishes to engage in any act which falls within the provisions of Section 7.1(b), such Seller shall provide notice thereof to Buyer who shall advise such Seller within three business days of any objection Buyer has with such action. In the event that Buyer fails to object within such period, Buyer shall be deemed to have waived any objection to such act.

          (d) Notwithstanding anything to the contrary contained herein, (i) at any time prior to the Closing, Sellers may cause any asset of a Transferred Subsidiary that would not be included in the Transferred Assets if the assets, rather than the stock, of such Transferred Subsidiary were being conveyed hereunder, to be transferred to Kaiser or one or more of its Subsidiaries, and (ii) prior to the Closing, Kaiser shall remove from the books of each Transferred Subsidiary any intercompany receivable or intercompany payable, so that at and after the Closing no Transferred Subsidiary shall owe, or have the right to receive from, Kaiser or any of its other Subsidiaries (other than a Transferred Subsidiary) any amount for goods, services or cash advanced or other extensions of credit provided prior to the Closing. Sellers shall not remove any asset from a Transferred Subsidiary which is reflected on the Closing Financial Statements. If an Australian

     Transferred Subsidiary has a Subsidiary incorporated in the Philippines, then on or before Closing Kaiser shall cause the Australian Transferred Subsidiary to transfer all of the capital stock of that Filipino Subsidiary owned beneficially and of record by that Australian Transferred Subsidiary to Kaiser or a Kaiser Subsidiary which is not a Transferred Subsidiary.

          (e) Between the ending date of the Closing Financial Statements and the Closing, Kaiser (i) shall apply cash received in payment of accounts receivable of the Business to the payment of Liabilities of the Business in the Ordinary Course of the Business consistent with prior periods in types and amounts and (ii) shall not engage in any intercompany transaction which is prohibited by Section 7.1.

          7.2  Use of Business Names by Buyer.

          (a) Buyer acknowledges that Sellers have asserted the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "Kaiser" or "Kaiser Engineers" or any similar Name and to all corporate symbols or logos (collectively, "Logos") incorporating "Kaiser" or "Kaiser Engineers" or any similar Name. All rights of Sellers and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Sellers. Buyer agrees that it will not, and will cause the Business not to, use the Kaiser or Kaiser Engineers Name or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business, except as expressly permitted by subsection (b) of this Section 7.2.

          (b) Buyer shall not use in any manner the Kaiser and Kaiser Engineers Names and the Kaiser and Kaiser Engineers Logos incorporating such Names except to the extent provided pursuant to the Kaiser Trademark License Agreement. At all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with any Seller or any of its Affiliates.

         7.3 Access. Subject to reasonable notice and as permitted by law, each Seller shall afford to Buyer and its accountants, counsel and other agents and representatives full access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Business and, during such period, each Seller shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business as Buyer may reasonably request. Each Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in the Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, each Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 7.3 as confidential in compliance with Section 9.10.

         7.4 Acquisition Proposals. Kaiser specifically agrees that neither Sellers nor any representative acting on their behalf nor any Affiliate of Kaiser shall solicit any offer from any third party with respect to the disposition of all or a substantial part of the assets of the Business unless required by the Bankruptcy Court or unless Kaiser receives an opinion from nationally recognized bankruptcy counsel to the effect that Kaiser and Sellers have a fiduciary duty to take such action.


                                   ARTICLE 8

                              COVENANTS OF BUYER

         8.1 Investigation. In conducting its review of the Business, Buyer shall conduct itself so as not to interfere unreasonably with the Business or with the performance of any Seller's employees.

         8.2  Intentionally Omitted.


         8.3  Buyer Cooperation.

              (a) Buyer shall, and shall cause its Affiliates to, provide transition support to Kaiser's Nova Hut project, primarily from Pittsburgh, on arms' length terms as provided for in the Transition Services Agreement, and meet, at their own expense, with interested parties, including without limitation Nova Hut a.s. and the International Finance Corporation to confirm this support. In consideration of this support, Buyer and Kaiser will split, or cause to be split, the fees, if any, payable to Kaiser Netherlands, B.V., its successors or assigns upon final acceptance of the Nova Hut project, with an amount equal to 20% of the "net fee" (e.g., net of payment to project employees) payable to Buyer and 80% being retained by Kaiser Netherlands, B.V., its successors or assigns. Notwithstanding anything herein to the contrary, Kaiser will retain the right to decide, in its sole discretion, to negotiate changes to, and cease performing on, the Nova Hut contract at any time without liability to Buyer or its Affiliates (other than as provided in the Transition Services Agreement). For the avoidance of doubt, this provision only relates to the division of the success fees and does not relate to the cash collateral or retentions. Kaiser will cause any transferee of the capital stock of Kaiser Netherlands, B.V. to assume Kaiser's obligations under this Section 8.3(a).

          (b) (i) With respect to the Worsley project in Australia, following the payment of any fees (A) due to Kaiser's Australian Transferred Subsidiaries in connection with the Worsley project reflected as receivables in the Closing Financial Statements and (B) for ongoing services provided by Kaiser's Australian Transferred Subsidiaries in connection with the completion of the Worsley project, Buyer will pay to Kaiser an amount equal to 70% of the net amount of disputed fees (net of direct costs expended in connection with the pursuit of such fees), if any, received by Kaiser Engineers Pty. Ltd. (or its successors and assigns) on or after the Closing Date. For the avoidance of doubt, following the Closing neither Kaiser nor any of its Subsidiaries immediately following the Closing shall bear any downside risk with respect to the Worsley project.

               (ii)(A) Following the Closing Date, Buyer will cause Kaiser Engineers Pty Ltd., its successors and assigns to consult with Kaiser on a regular basis concerning such disputed fees.

               (B) In the event that Buyer considers that a resolution with respect to such disputed fees may be achievable, Buyer shall use its commercially reasonable efforts to cause Kaiser to receive information and updates with a view to establishing with Kaiser an approved range of settlement options and obtaining the consent of Kaiser thereto.

               (C) In the event that Kaiser is unwilling or unable to consent to settlement options or to a settlement or resolution with respect to such fees which is satisfactory to Buyer, Buyer may proceed to settle or resolve the matter provided that Buyer does not receive any consideration or other financial benefit as a result of such settlement or resolution other than its portion of the payment on account of the disputed fees and a release of claims arising out of the Worsley project. In the event that a proposed resolution includes any other consideration or financial benefit, full details thereof shall be provided to Kaiser, and Buyer shall not enter into any such resolution without the consent of Kaiser, which consent shall not be unreasonably withheld, delayed or conditioned, it being not unreasonable for Kaiser to require Buyer to account for and pay to Kaiser, Kaiser's 70% share of all such consideration or benefits.

               (D) In the event that Kaiser does not consent, then the parties agree to submit their dispute to an independent arbitrator to be selected in accordance with the rules of the American Arbitration Association, and the arbitration shall occur in New York City. For the avoidance of doubt, the provisions in Sections 9.4 and 9.12 of this Master Agreement which survive the Closing will apply to the arbitration. The losing party shall pay all reasonable costs and expenses of the arbitration.

                                   ARTICLE 9

                           COVENANTS OF BOTH PARTIES

     9.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Master Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and the terms of this Master Agreement to consummate the Contemplated Transactions, including the execution and delivery of any further instruments or documents which are reasonably requested by a party or its counsel to any party signatory hereto in order to evidence or facilitate the consummation of the Contemplated Transactions.

     9.2 Other Filings. Buyer and Sellers shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

     9.3 Public Announcements. None of Buyer, the Sellers nor any of their Affiliates will issue any press release or make any public statement with respect to this Master Agreement or the Contemplated Transactions, or disclose the existence of this Master Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to Applicable Law (including Kaiser's and Buyer's requirement to issue a press release promptly after the execution of this Master Agreement, Kaiser's obligation to file a Form 8-K with the U.S. Securities and Exchange Commission, and disclosures required in connection with the Bankruptcy Case), provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so. In addition, Sellers may inform their employees of the Contemplated Transactions, and Sellers may continue to communicate with persons potentially interested in acquiring all or part of the Business.

     9.4 Consents; Cooperation. Kaiser and Buyer will use their commercially reasonable efforts, and Kaiser will cause the other Sellers to use their commercially reasonable efforts:

          (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities (including, without limitation, the approval of the Bankruptcy Court) and any other Person or entity that are required on their respective parts, for the consummation of the Contemplated Transactions;

          (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Master Agreement or the Contemplated Transactions;

          (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing, including without limitation, the negotiation of the final versions of the Ancillary Agreements;

          (d) to reasonably assist each other as necessary with regard to the determination of contract or order closeouts or other issues which affect the Assumed Contracts, to notify Buyer of additional disallowances or potential adverse audit findings, and to consult and reach agreement with respect to advanced coordination of negotiating positions, offers of compromise, or final agreements or settlements, all such cooperation to be without charge to both parties to this Master Agreement; and

          (e) to enter into mutually acceptable arrangements pursuant to which any payments recovered by Sellers following the Closing Date in respect of receivables arising under the Assumed Contracts following the Closing Date are promptly remitted to Buyer.

     9.5 Communications with Customers and Suppliers. Kaiser and Buyer will mutually agree upon all communications with suppliers and customers of the Business relating to this Master Agreement and the Contemplated Transactions prior to the Closing Date.

     9.6  Liability for Transfer Taxes.

          (a) Buyer shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (including without limitation any goods and services tax, but, for the avoidance of doubt, exclusive of any Income Taxes) ("Transfer Taxes") arising out of or in connection with or attributable to the Contemplated Transactions. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under Applicable Law, provided,
                                                                --------
     however, that such party's preparation of any such Tax Returns shall be
     -------
     subject to the other party's approval which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, Buyer shall not be responsible for the payment of any Transfer Taxes to the extent an order of the Bankruptcy Court rules that there is an exemption therefrom under Section 1146(c) of the Bankruptcy Code.

          (b) The Transferred Assets are composed of (i) assets as to which the "isolated, casual or occasional sale" exemption or similar exemption from Transfer Taxes is or may be applicable and (ii) other assets as to which other exemptions from Transfer

     Taxes are or may be applicable. In order to obtain any exemption or favorable tax rate, Buyer shall, to the extent consistent with Applicable Law, provide Sellers with any exemption or resale certificate, permit, license or such other documentation as may be required by any taxing authority to establish the right to such exemption or tax rate.

     9.7 Books and Records. Subject to the confidentiality provisions hereof, Kaiser shall have the right to retain copies of the Books and Records. From and after the Closing and until the sixth anniversary thereof, (a) each Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business, but which are not Books and Records, to the extent it is operating and has books and records in its possession, and Buyer may make copies, at Buyer's expense, and (b) Buyer agrees to grant to Kaiser or its estate, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Transferred Assets that pertain to the operations of the Business on or prior to the Closing Date. Each of Sellers shall provide Buyer not less than 45 days' notice prior to the destruction of any books and records that pertain to the Business or the date when it intends to terminate operations and Buyer shall have the right to have such records copied, at its cost, prior to destruction.

     9.8  Tax Matters.

          9.8.1  Tax Returns.

          (a) Kaiser shall be the sole and exclusive agent of the Transferred Subsidiaries in any and all matters relating to the U.S. federal income tax liability of the consolidated group of which Kaiser is the common parent (the "Seller Consolidated Group") for all consolidated return years.
     Kaiser shall, inter alia, have the right with respect to any federal consolidated returns which it files (i) to determine (x) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (y) whether any extensions of the due dates for filing of such returns or of the applicable statutes of limitations may be requested and (z) the elections that will be made by any member of Seller Consolidated Group, (ii) to file and prosecute any claim for refund, and (iii) to determine whether any refunds, to which Seller Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of Seller Consolidated Group. Prior to the Closing, Kaiser will cause the Transferred Subsidiaries to irrevocably appoint Kaiser as agent and attorney-in-fact to take such action (including the execution of documents) as Kaiser may deem appropriate to effect the foregoing.

          (b) Kaiser shall file or cause to be filed when due all Tax Returns in respect of Taxes not related to the Transferred Subsidiaries for taxable years or periods ending on or before the Closing Date and shall pay or cause to be paid the Taxes shown to be due on any such Return.

          (c) Buyer shall be responsible for filing all Tax Returns relating to the Transferred Subsidiaries following the Closing Date, whether or not they relate to taxable years or periods ending on or prior to the Closing Date.

          (d) Buyer shall file or cause to be filed when due all Tax Returns in respect of Taxes not related to the Transferred Subsidiaries for taxable years or periods ending after the Closing Date and shall pay or cause to be paid the Taxes shown to be due on any such Tax Return.

          (e) Buyer shall have the sole right, at its sole expense and for its sole benefit, to prepare and file any amended Tax Return, or claim for refund, and to prosecute any claim for refund, with respect to any Taxes paid or payable by the Transferred Subsidiaries with respect to periods ending before, on or after the Closing Date.

     9.8.2 Tax Liability. Whenever it is necessary for purposes of this Master Agreement to determine the Tax Liability of the Transferred Subsidiaries or Taxes related to the Business for a taxable year or period that ends on or after the Closing Date, the determination shall be made by assuming that the entity had a taxable year that ended at the close of the day prior to the Closing Date and by using the accounting practices and procedures previously used by Kaiser or the Transferred Subsidiaries, as the case may be, in preparing its Tax Returns, provided that (a) exemptions, allowances or deductions that are
         --------
calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis, (b) Taxes (other than income taxes) that are determined based upon specific transactions (including but not limited to value added, sales, and use Taxes) shall be allocated in accordance with the timing of such specific transactions, and (c) responsibility for real estate, personal property, license, franchise, doing business, and similar Taxes (but not including any Taxes based on income) shall be pro rated as of the Closing Date based on the fiscal tax year to which such Taxes relate as set forth on the day prior to the Closing Financial Statements.

            9.8.3  Cooperation.

            (a) Kaiser and Buyer shall provide each other with such assistance and documents, without charge and in a timely fashion, as may be reasonably requested by either of them in connection with (i) the preparation of any Tax Return, (ii) the conduct of any procedure relating to Taxes, or (iii) any other matter that is the subject of this Master Agreement. Such assistance shall include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return ("Tax Data"); (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any procedure relating to Taxes, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations; and (iii) the use of reasonable efforts to obtain any documentation from any Governmental Authority or other Person that may be necessary or reasonably helpful in connection with the foregoing. Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses for such third party.

          (b) Kaiser and each other member of Seller Consolidated Group, and Buyer and the Transferred Subsidiaries, shall retain or cause to be retained the Tax Data, the Tax Documentation, all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until one year after the expiration of all applicable statutes of limitations (including any waivers or extension thereof) with respect to the Taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that either Buyer or Seller, as the case may be, may reasonably request in writing with respect to specifically designated material records or documents; provided, however,
                                                            --------  -------
     that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration date of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired). After the expiration of the time when the Tax Data and the Tax Documentation must be retained pursuant to this Section 9.8.3(b), then any such material may be destroyed. Kaiser shall give Buyer not less than thirty (30) days prior written notice before Tax Data or Tax Documentation in the possession or control of any member of the Seller Consolidated Group is destroyed and shall give Buyer an opportunity to copy any such material during such thirty (30) day period. Buyer shall give Kaiser not less than thirty (30) days prior written notice before any Tax Data or Tax Documentation in the possession or control of Buyer or any Transferred Subsidiary is destroyed and shall give Kaiser an opportunity to copy any such material during such thirty (30) day period.

     9.9 Tax Elections. Kaiser shall make no material new elections with respect to Taxes, or any material changes in current elections with respect to Taxes, affecting the Transferred Assets or the Transferred Subsidiaries for periods from and after the Closing Date after the date of this Master Agreement without the prior written consent of Buyer.

     9.10 Confidentiality.

          (a) Between the date of this Master Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party, Sellers or the Transferred Subsidiaries any written, oral, or other information obtained in confidence from another party, Sellers or the Transferred Subsidiaries in connection with this Master Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by legal proceedings; provided, however, that the
                                                   --------  -------
     party required to disclose the confidential information pursuant to Section 9.10(a)(iii) shall first notify the other party of such order and afford the other party the opportunity to seek a protective order relating to such disclosure.

          (b) If the Contemplated Transactions are not consummated, each party will immediately return or destroy all such confidential information and any and all copies thereof, however stored, and, if requested by the other party, shall certify conformity with this Section 9.10(b) in writing.

           (c) Following the Closing, Sellers shall not, and shall cause their officers, directors, employees and agents not to, disclose any confidential information specific to the Business to any third party, except as required under the Transition Services Agreement.

     9.11 Ancillary Agreements. Following the Closing Date, Kaiser and Buyer will perform, or cause to be performed, their respective obligations under the Ancillary Agreements.

     9.12 Assistance. Following the Closing Date, upon request of any party, the other party will use its commercially reasonable efforts to assist such party in connection with collection of accounts receivable related to the Transferred Assets or the Excluded Assets as the case may be. To the extent a party receives payments that belong to the other party, such party shall promptly pay such amounts to the appropriate party. Neither party shall compromise any accounts receivable or other payments due to the other party without the prior written consent of the other party.

     9.13 Notice. Between the date of this Agreement and Closing, Buyer and Sellers shall promptly notify the other party of any fact, circumstance or condition which such party believes constitutes a material breach of any representation or warranty of Kaiser contained in this Master Agreement, or which could reasonably be expected to have a Material Adverse Effect on the Business.



                                  ARTICLE 10

                 BUYER PROTECTIONS: OVERBIDDING PROCEDURES AND
                                 BREAK-UP FEES

     10.1 Bankruptcy Court Approvals. As promptly as practicable, Sellers subject to Bankruptcy Court approval shall file with the Bankruptcy Court and serve motions seeking: (i) a hearing (the "Interim Hearing") before the Bankruptcy Court for an order (A) approving, among other things, the adequacy of notice to creditors and parties in interest of the final hearing to approve the sale of the Transferred Assets and the assumption of the Assumed Liabilities (the "Sale Hearing"), and (B) setting a date for the Sale Hearing (the "Interim Order"); and (ii) an order authorizing, among other things, (A) Sellers to sell the Transferred Assets to Buyer pursuant to this Master Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all encumbrances (including without limitation any and all "interests" in the Transferred Assets within the meaning of Bankruptcy Code Section 363(f), except for the Assumed Liabilities, and (B) Buyer to assume the Assumed Liabilities and Sellers to be relieved of liability therefrom (the "Sale Order").

     10.2 Obtaining the Orders. Sellers shall use their commercially reasonable efforts to obtain the Interim Order and the Sale Order as soon as practicable. The Interim Order and the Sale Order shall be in form and substance reasonably satisfactory to the Buyer.

     10.3 Overbidding Procedures and Break-Up Fee. Sellers and Buyer agree that the overbidding procedures allowing for the payment of a Break-Up Fee shall be as follows:

           (a) No competing bid will be accepted or approved by the Sellers unless it is made pursuant to terms substantially similar to those contained in this Master Agreement (a "Competing Bid") and provides for aggregate consideration having a value equal to at least the sum of (A) the Purchase Price plus (B) the Break-up Fee, if any is required to be paid on account of the Competing Bid, plus (C) One Hundred Thousand Dollars ($100,000);

           (b) Any bidder making a Competing Bid (a "Competing Bidder") shall be required to deliver to the Sellers an executed copy of an agreement substantially similar to this Master Agreement (the "Competing Bid Agreement") on or before three (3) calendar days before the date scheduled by the Bankruptcy Court for the Sale Hearing, together with evidence of the Competing Bidder's financial ability to consummate the Competing Bid Agreement; and the Competing Bidder shall be required to submit to the Sellers on or before the date scheduled by the Bankruptcy Court for the Sale Hearing, a cashier's check drawn to the order of the Sellers in an amount equal to five percent (5%) of the purchase price set forth in the Competing Bid (the "Competing Bid Deposit") (or a letter of credit in such amount in a form reasonably satisfactory to Kaiser from a commercial bank in the United States) . If one or more Competing Bid Agreements are submitted, an auction shall be held at the office of the Sellers' counsel, 222 Delaware Avenue, Suite 1200, Wilmington, DE 19801. At the auction, Buyer and all parties who have submitted conforming Competing Bid Agreements shall have the opportunity to submit additional higher and better bids (each successive Competing Bid Agreement shall be in increments of not less than $100,000 in each successive round of bidding). At the Sale Hearing, Sellers will determine the highest and best bid and will request the Bankruptcy Court to confirm Sellers' determination of the prevailing Competing Bidder; if so determined, the prevailing Competing Bidder shall execute and deliver at the Sale Hearing, to the extent not delivered already, a signed instrument of irrevocable agreement with terms substantially similar to those described in this Master Agreement.

           (c) If the closing under an agreement is not timely concluded with a successful Competing Bidder, Sellers shall be authorized without further Bankruptcy Court approval or orders promptly to conclude the Contemplated Transactions with the next highest willing bidder at the Sale Hearing in accordance with the terms of such next highest winning bidder's bid (assuming such bid otherwise complies with this Master Agreement).

           (d) Subject to approval of the Bankruptcy Court and the closing of the Contemplated Transactions by an accepted Competing Bid, if a Competing Bid is approved by order of the Bankruptcy Court, Buyer shall be paid a break-up fee of three percent (3%) of the Purchase Price (the "Break-Up Fee"), and shall have its Deposit refunded; provided, however, notwithstanding anything to the contrary
               --------  -------
     herein, no such Break-Up Fee shall be paid to Buyer if (i) the Buyer has terminated, withdrawn or abandoned this Master Agreement for any reason other than pursuant to Section 13.1(c)(i) or (ii) Sellers have, prior to the issuance of such order of the Bankruptcy Court, terminated this Master Agreement pursuant to Section 13.1(c)(ii), except that the Deposit shall be returned to Buyer if Buyer terminates this Master Agreement pursuant to
     Section 13.1(c)(i).

           (e) Subject to Section 10.3(f), the Buyer shall be entitled to payment of the Break-Up Fee (and the Deposit) if the Sellers materially breach their obligations to proceed with the Contemplated Transactions for any reason, and Buyer terminates this Master Agreement pursuant to Section 13.1(c).

           (f)  Payment of the Break-Up Fee and a refund of the Deposit shall
     (i) be full consideration for Buyer's efforts and expenses in connection with the bidding process, this Master Agreement and the Contemplated Transactions, including the due diligence efforts of Buyer and its professionals and advisors and (ii) constitute liquidated and agreed damages in respect of this Master Agreement and the Contemplated Transactions, and Sellers shall have no further liability to the Buyer. Buyer believes that it is impossible to determine accurately the amount of all damages that it would incur by virtue of a breach by Sellers of their obligations to proceed with the Contemplated Transactions, and its sole and exclusive remedy for any such breach shall be to receive payment of the Break-Up Fee (and a refund of the Deposit). Except as provided in this
     Section 10.3 and Section 13.3, Buyer shall have no right nor remedy against any Seller, at law or in equity, by reason of a breach by any Seller of its obligation to proceed with the Contemplated Transactions.

           (g) Sellers shall obtain an order from the Bankruptcy Court that provides that the Break-Up Fee shall constitute a first priority administrative expense of the Sellers pursuant to Section 503(b) of the Bankruptcy Code and shall be paid upon the earlier of (i) the closing of the Contemplated Transactions by an accepted Competing Bid and (ii) the entry of any order of the Bankruptcy Court directing payment by Sellers of such amounts.

           (i) Sellers reserve the right to alter, amend and/or revise the bidding procedures as they deem appropriate.



                                   ARTICLE 11

                  CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

     The obligations of Buyer to purchase the Business and the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer, in its sole discretion, in whole or in part):

     11.1 Accuracy of Representations and Warranties. The representations and warranties of Kaiser set forth in Article 4 and the Ancillary Agreements shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of the representations and warranties in Sections 4.1 through 4.22 (for greater certainty excluding the first paragraph of Article 4) refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, and (b) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions, provided that this Section 11.1 shall not entitle Buyer to refuse to close the Contemplated Transactions unless the inaccuracies of the representations and warranties set forth in Article 4 give rise, or would reasonably be expected to give rise, to Condition-Triggering Losses.

     11.2 Performance. Kaiser shall have, and shall have caused each Seller to have, performed in all material respects all obligations required by this Master Agreement to be performed by Kaiser or any Seller on or before the Closing Date, including without limitation Kaiser's obligations pursuant to Section 3.6(a) and the last sentence of Section 7.1(d) (Filipino shares), except where the failure to perform such obligations did not and would not reasonably be expected to result in Condition-Triggering Losses.

     11.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated hereby (including without limitation the transfer of the capital stock of the Transferred Subsidiaries) or the consummation of the Closing, or imposing Condition-Triggering Losses in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that result, or would reasonably be expected to result, in Condition-Triggering Losses.

     11.4 Certificate. Buyer shall have received from a duly authorized officer of each Seller a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 11.1, 11.2 and 11.3 have been met. Such officer shall be one of the persons whose knowledge comprises Sellers' Knowledge.

     11.5 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved, and the Bankruptcy Court shall not have entered any order which would result, or would reasonably be expected to result, in Condition-Triggering Losses.

     11.6 Intentionally Omitted.

     11.7 Consents. All approvals, consents, waivers and authorizations required to be obtained by any Seller in connection with the Contemplated Transactions that are identified on Schedule 11.7 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in Condition-Triggering Losses.

     11.8 Transfer Documents. Kaiser shall, and shall have caused each other Seller to, have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer all of Seller's right and title to and interests in the Transferred Assets, including, without limitation:

            (a) bills of sale, assignments and general conveyances, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Transferred Assets other than Transferred Assets owned by the Transferred Subsidiaries;

            (b) certificates representing the outstanding shares of capital stock of the Transferred Subsidiaries accompanied by duly executed stock powers in form and substance reasonably satisfactory to Buyer;

            (c) assignments of all Assumed Contracts and any other agreements and instruments constituting Transferred Assets (other than such Transferred Assets owned by the Transferred Subsidiaries) in form and substance reasonably satisfactory to Buyer, dated the Closing Date, assigning to Buyer all of each Sellers' right, title and interest therein and thereto; and

            (d) certificates of title to all owned motor vehicles, if any, included in the Transferred Assets to be transferred to Buyer hereunder (other than the Transferred Assets owned by the Transferred Subsidiaries) in form and substance reasonably satisfactory to Buyer, duly endorsed for transfer to Buyer as of the Closing Date.

     11.9 Transaction Documents. Buyer and Kaiser shall have entered into the Ancillary Agreements and other Transaction Documents.

     11.10 Resignations. Sellers shall have delivered to Buyer the resignations of the directors and officers of the Transferred Subsidiaries.

     11.11 Corporate Records. Sellers shall deliver to Buyer the minute books and corporate records of the Transferred Subsidiaries.

     11.12 Further Instruments. Sellers shall deliver to buyer such further instruments of assignment, conveyance or transfer or other documents of further assurance as Buyer may reasonably request reasonably in advance of the Closing.


                                   ARTICLE 12

                  CONDITIONS TO OBLIGATIONS OF KAISER TO CLOSE

     The obligation of Kaiser to sell the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the

Closing Date, of the following conditions (any of which may be waived by Kaiser, in its sole discretion in whole or in part):

     12.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (b) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

     12.2 Performance. Buyer shall have performed in all material respects all obligations required by this Master Agreement to be performed by Buyer on or before the Closing Date except where the failure to perform such obligations did not and would not reasonably be expected to result in a material adverse effect on the Contemplated Transactions.

     12.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated hereby (including without limitation the transfer of the capital stock of the Transferred Subsidiaries) or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

     12.4 Certificate. Kaiser shall have received from a duly authorized officer of Buyer a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 12.1, 12.2 and 12.3 have been met.

     12.5 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Kaiser, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

     12.6 Intentionally Omitted.

     12.7 Consents. All approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions that are identified on Schedule 12.7 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to have a material adverse effect on the Contemplated Transactions.

     12.8 Assumption Agreement. Kaiser shall have received from Buyer an Assumption Agreement, in form and substance reasonably satisfactory to Sellers, under which Buyer shall have assumed the Assumed Liabilities.

     12.9 Transaction Documents. Buyer and Kaiser shall have entered into the Ancillary Agreements and the other Transaction Documents.

     12.10 Further Instruments. Buyer shall deliver to Kaiser such further instruments of assumption or other documents of further assurance as Sellers may reasonably request reasonably in advance of the Closing.

     12.11 Payment. Kaiser shall have received immediately available funds by wire transfer in accordance with Section 3.2 hereto.


                                   ARTICLE 13

                                  TERMINATION

     13.1 Right to Terminate Agreement. This Master Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Master Agreement is terminated being referred to herein as the "Termination Date"):

            (a) by Buyer or Sellers, if the Closing has not occurred on or before September 30, 2000 (the "Outside Date"), unless such failure to close is due to the failure of the party seeking to terminate this Master Agreement to comply fully with its obligations under this Master Agreement;

            (b) by mutual written consent of Buyer and Sellers, subject to any necessary Bankruptcy Court approval;

            (c) (i) by Buyer, if any of the conditions in Article 11 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Buyer to comply with Buyer's obligations under this Master Agreement), and Buyer has not waived such conditions on or before the Outside Date; or

                 (ii) by Sellers, if any of the conditions in Article 12 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Sellers to comply with Sellers' obligations under this Master Agreement), and Sellers have not waived such conditions on or before the Outside Date;

            (d) automatically, if the Bankruptcy Court shall have entered an order approving a Competing Bid and the Contemplated Transactions by the Competing Bid are subsequently consummated; and

           (e) by Buyer, if Buyer is not reasonably satisfied with the results of its additional due diligence concerning the Worsley project, which due diligence may include meetings with representatives of Alcoa, Billiton and/or Bechtel, together with Kaiser representatives.

     13.2 Effect of Termination. Upon the termination of this Master Agreement pursuant to Section 13.1:

           (a) Buyer shall promptly cause to be returned to Kaiser all documents and information obtained in connection with this Master Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer's investigation of the Business, including any copies made by or supplied to Buyer or any of Buyer's agents of any such documents or information; and

           (b) All rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party except for
     (i) any liability of any party for a breach prior to termination, including the remedy provided for in Section 13.4, (ii) the rights, if any, the Buyer may have under Section 13.3, and (iii) the confidentiality provisions contained in Section 9.10 and the Confidentiality Agreement entered into prior to this Master Agreement, which shall survive termination.

     13.3 Buyer's Remedies. The Buyer's exclusive remedy for any breach or termination of this Master Agreement prior to Closing shall be the rights to liquidated damages provided for in Article 10 of this Master Agreement, including the return of the Deposit to the extent provided for therein.

     13.4 Sellers' Remedies. The Sellers' exclusive remedy for any breach or termination of this Master Agreement prior to Closing shall be the Deposit, being released to Sellers from the Sellers' segregated account if the following conditions are met. Sellers shall be entitled to such liquidated damages if Buyer fails to close the transaction proposed by this Master Agreement and both of the following are true: (a) Buyer has not properly terminated this Master Agreement in accordance with Section 13.1 hereof, and (b) all of Buyer's conditions to Closing have been met or Sellers are willing and able to meet such conditions which have not yet been fulfilled.

     13.5 Deposit Interest. Interest accrued on the cash Deposit shall belong and be paid to the party which receives or retains the cash Deposit.


                                  ARTICLE 14

                                 MISCELLANEOUS

     14.1 Expiration of Representations, Warranties and Covenants. The representations, warranties and, except as expressly provided herein to the contrary, the covenants set forth in this Master Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date; all liability of the parties hereto with respect to such representations, warranties and covenants shall thereupon be extinguished; and BUYER

ACKNOWLEDGES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO MAKE WHATEVER INVESTIGATION MAY BE NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO AND CLOSE THIS MASTER AGREEMENT. For the avoidance of doubt, the covenants provided for in Article 6, Section 8.3, Sections 9.2, 9.3, 9.4, 9.9, 9.10, 9.11 and 9.12 shall continue without expiration or limit, the covenants provided for in Sections 9.6 and 9.8 shall continue until the first anniversary of the statute of limitations with respect to the statutes governing the applicable Taxes and the covenant provided for in Section 9.7 shall continue until the sixth anniversary of the Closing; provided however that nothing in
                                            -------- -------
this sentence shall prevent Kaiser and/or any of its Subsidiaries from consummating a complete liquidation.

     14.2 Material Adverse Effect. Any adverse change, event or effect that is proximately caused by conditions affecting the United States or international economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or a Material Adverse Effect on Buyer (unless such conditions adversely affect Sellers or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Buyer or Sellers competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or Material Adverse Effect on the Business (unless such conditions adversely affect Sellers or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the announcement or pendency of the sale of the Business and the Transferred Assets shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or a Material Adverse Effect on the Business. Any adverse change, event or effect that is proximately caused by any breach by Buyer or Sellers of any covenant or obligation set forth in this Master Agreement shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Business or Material Adverse Effect on Buyer, respectively.

     14.3 Disclaimer of Projections, Etc. Sellers make no representation or warranty to Buyer except as specifically made in this Master Agreement and the Ancillary Agreements. In particular, Sellers make no representation or warranty to Buyer with respect to the contents of Seller descriptive materials and management presentations to Buyer or the data room made available to Buyer, including the certainty or accuracy of any financial projection or forecast delivered by or on behalf of any Seller to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (d) it shall have no claim against Sellers with respect thereto.


                                   ARTICLE 15

                             AGREEMENT CONVENTIONS

     15.1 Further Assurances. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances, assumptions, and powers of attorney as may reasonably be required for (a) the better assigning, transferring, granting, conveying, assuming, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it, or (b) the reassignment or return to Sellers of assets that may have been inadvertently assigned, transferred or delivered to Buyer but should not have been so assigned, transferred or delivered, in each case as provided in the Transaction Documents.

     15.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under the Transaction Documents shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or courier or (d) sent by facsimile transmission. All such notices, requests, demands, waivers and other communication shall be deemed to have been received
(i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the day after such mailing, (iv) if by facsimile, three hours after the sender receives a fax confirmation, unless the fax is sent after 5:00 p.m. on a business day or on a non-business day, in which case it shall be deemed received on the next business day.

     If to Buyer:

           Hatch Associates, Inc.
           6215 Sheridan Drive
           Buffalo, New York 14221-4884
           Attention: Secretary

           Tel: (716) 632-7200
           Fax: (716) 632-7209

     with a copy to:

           Phillips, Lytle, Hitchcock, Blaine & Huber LLP
           3400 HSBC Center
           Buffalo, NY 14203
           Attention: Frederick G. Attea

           Tel: (716) 847-7010
           Fax: (716) 852-6100

     If to Kaiser or Sellers, to:

          Kaiser Group International, Inc.
          9300 Lee Highway
          Fairfax, VA 22031-1207
          Attention: Office of General Counsel

          Tel: (703) 934-3545
          Fax: (703) 934-3029

     with a copy to:

          Squire, Sanders & Dempsey L.L.P.
          4900 Key Tower
          127 Public Square
          Cleveland, OH 44114-1304
          Attention: G. Christopher Meyer

          Tel: (216) 479-8692
          Fax: (216) 479-8780

or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with the Transaction Documents using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions, or communications are to be delivered by giving the other parties to the Transaction Documents notice thereof in the manner set forth in this Section 15.2.

     15.3 Assignment. This Master Agreement may not be assigned by either party, provided, however, that Buyer may assign any or all of Buyer's rights and
--------  -------
delegate any or all of Buyer's duties under this Master Agreement, including without limitation the right to acquire the shares of the Transferred Subsidiaries to Hatch Associates Limited, Hatch Associates Pty. Ltd., Hatch (Australia) Pty. Ltd. or one or more corporations which is a wholly-owned direct or indirect Subsidiary of Buyer's 100% ultimate parent company, but no assignment shall relieve Buyer of Buyer's obligations under this Master Agreement. Subject to the foregoing, this Master Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors, heirs and permitted assigns.

     15.4 Entire Agreement; Amendment; Governing Law; Etc. The Transaction Documents (together with the Exhibits and Schedules thereto) embody the entire agreement and understanding among the parties hereto with respect to the subject matter thereof. The Transaction Documents may be amended, modified, waived, discharged or terminated only by

(and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. The Transaction Documents shall be construed in accordance with and governed by the laws of the State of Delaware as it applies to contracts to be performed entirely within Delaware.

     15.5 Consent to Jurisdiction. THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE INTERPRETATION, IMPLEMENTATION AND ENFORCEMENT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY SUBMIT AND CONSENT TO SUCH JURISDICTION.

     Each of Buyer and each of the Sellers further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 15.2 of this Master Agreement shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of Buyer and each of the Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Bankruptcy Court, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event that a court should find that subject matter jurisdiction is not available in the Bankruptcy Court, Buyer and Sellers hereby agree to submit any and all disputes arising out of this Agreement to the jurisdiction and venue of the U.S. District Court for the District of Delaware.

     15.6 Severability. Any term or provision of the Transaction Documents that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Transaction Documents or affecting the validity or enforceability of any of the terms or provisions of the Transaction Documents in any other jurisdiction.

     15.7 Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Transaction Documents. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Transaction Documents.

     15.8 Exhibits and Schedules. Each of the Exhibits and Schedules referred to in the Transaction Documents and attached thereto is an integral part of the Transaction Documents and is incorporated in the respective Transaction Documents by this reference.

     15.9 Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP; (c) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (d) the use of the word "including" shall mean including, without limitation, with regard to the items listed thereafter; (e) provisions apply to successive events and transactions; (f) references to Articles, Sections, Schedules and Exhibits in a Transaction Document shall refer to Articles, Sections, Schedules and Exhibits of that Transaction Document, unless otherwise specified; (g) the headings in the Transaction Documents are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision thereof; (h) the Transaction Documents shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Transaction Documents to be drafted; (i) the use of the term "specific" in relation to a subject means relating exclusively to that subject; (j) references to "commercially reasonable efforts" in the Transaction Documents shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time; and (k) all references to "dollars" or "$" shall mean United States Dollars.

     15.10 Counterparts. The Transaction Documents may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one instrument.

     15.11 No Third Party Rights. This Agreement is not intended to create third-party beneficiary rights or remedies in other Persons not parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Master Agreement to be executed as of the date first above written.

                           HATCH ASSOCIATES, INC.


                           By:  /s/ Burto Wasmund    /s/ Eric R. Hartley
                                -------------------------------------------
                                Name: Burto Wasmund         Eric R. Hartley
                                      -------------------------------------
                                Title: Director          Managing Director,
                                       ------------------------------------
                                                        Corporate Services
                                       ------------------------------------


                           KAISER GROUP INTERNATIONAL, INC.


                           By:  /s/ Timothy P. O'Connor
                                -------------------------------------------
                                Name:  Timothy P. O'Connor
                                      -------------------------------------
                                Title: Chief Financial Officer
                                      -------------------------------------


          Each of the following Sellers own the shares of capital stock identified as owned by it on Schedule 4.3 of this Master Agreement, and agrees to transfer them to Buyer in accordance with and subject to the terms of this Master Agreement.

                           KAISER ENGINEERS, INC.


                           By:  /s/ Stanley R. Cochran, Jr.
                                -------------------------------------------
                                Name:  Stanley R. Cochran, Jr.
                                      -------------------------------------
                                Title: President
                                      -------------------------------------

                           KAISER ENGINEERS AND
                              CONSTRUCTORS, INC.


                           By:  /s/ Stanley R. Cochran, Jr.
                                -------------------------------------------
                                Name:  Stanley R. Cochran, Jr.
                                      -------------------------------------
                                Title: President
                                      -------------------------------------

                           KAISER ENGINEERS INTERNATIONAL, INC.


                           By:  /s/ Stanley R. Cochran, Jr.
                                -------------------------------------------
                                Name:  Stanley R. Cochran, Jr.
                                      -------------------------------------
                                Title: President
                                      -------------------------------------